Exhibit 99.1

Rogers Corporation Welcomes Jessica Morton as New Vice President, General Counsel and Corporate Secretary

Chandler, Arizona, March 27, 2023: Rogers Corporation (NYSE:ROG) (“Rogers”), announced that Jessica Morton has joined the company as Vice President, General Counsel and Corporate Secretary.
Jessica joins Rogers from FMC Corporation, where she provided leadership for complex legal matters within areas including M&A and corporate strategy, securities law and SEC periodic reporting, and corporate governance, among others. Prior to FMC, Jessica provided global commercial counsel to two key businesses at The Dow Chemical Company – Performance Monomers and Plastics Additives.
In her role at Rogers, she will drive strategic and tactical performance across the organization in key areas including legal affairs and governance as well as business ethics and compliance.
“We are pleased to welcome Jessica to Rogers and look forward to benefiting from her legal expertise in a wide breadth of global corporate matters,” said Colin Gouveia, Rogers’ President and Chief Executive Officer. “Her leadership navigating complex legal requirements related to M&A, securities, corporate governance and more will no doubt contribute to Rogers’ success and our culture of achieving results the right way.”
"I'm honored and excited to join Rogers at a pivotal moment in the company's history and to collaborate with Colin and his team in executing the strategic plan for Rogers’ next chapter,” said Jessica. “I’ve been fortunate to have worked for innovative companies with strong compliance cultures and look forward to applying my experience and skills in my role as Rogers’ General Counsel.”

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect and connect our world. Rogers delivers innovative solutions to help our customers solve their toughest material challenges. Rogers’ advanced electronic and elastomeric materials are used in applications for EV/HEV, automotive safety and radar systems, mobile devices, renewable energy, wireless infrastructure, energy-efficient motor drives, industrial equipment and more. Headquartered in Chandler, Arizona, Rogers operates manufacturing facilities in the United States, Asia and Europe, with sales offices worldwide.

Media:
Amy Kweder
Director, Corporate Communications
Phone: 480.203.0058
Email: amy.kweder@rogerscorporation.com

Rogers Investor Contact:
Steve Haymore
Director, Investor Relations
Phone: 480.917.6026
Email: stephen.haymore@rogerscorporation.com
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